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                                                                    Exhibit 4.11



                           AMENDMENT TO NOTE AGREEMENT

         THIS AMENDMENT TO NOTE AGREEMENT (this "Amendment"), dated as of June 29, 2001 (the "Second Amendment Effective Date"), is by and among CORRPRO COMPANIES, INC., an Ohio corporation (the "Borrower") and The Prudential Insurance Company of America ("Prudential").

                                    RECITALS

         A. The Borrower and Prudential are parties to the Note Purchase Agreement dated as of January 21, 1998 (as now and hereafter amended, the "Note Agreement"), pursuant to which the Borrower issued and sold and there is now outstanding, and Prudential purchased and now holds, the Borrower's 7.60% Senior Notes due January 15, 2008 in the original aggregate principal amount of $30,000,000 (the "Notes"). The terms used herein which are defined in the Note Agreement shall have the same meanings as are given in the Note Agreement.

         B. The Note Agreement, the Notes and any and all of the Collateral Documents are sometimes referred to collectively as the "Loan Documents."

         C. Certain Events of Defaults have occurred under the Note Agreement due to breaches of paragraphs 6A(2) and 6A(4) of the Note Agreement as of the fiscal quarter ending March 31, 2001 and paragraph 6A(3) of the Note Agreement for all measuring periods through June 30, 2001 (the "Existing Defaults"). Based upon the request of the Borrower and the Guarantors, Prudential temporarily waived the Existing Defaults subject to the terms and conditions set forth in a certain letter dated May 25, 2001 (the "Waiver Letter").

         D. The temporary waiver set forth in the Waiver Letter is due to expire by its terms on June 29, 2001. Upon such expiration, as a consequence of the Existing Defaults, among other things, the Required Holder(s) have the right at any time to declare all the Notes to be immediately due and payable, pursuant to
Section 7A of the Note Agreement.

         E. The Borrower has requested, notwithstanding the Existing Defaults, that Prudential (i) reschedule the required prepayments of the Notes as set forth below, (ii) extend the waiver of the Existing Defaults and (iii) forbear from exercising remedies available under the Loan Documents or at law or in equity, all in order to (a) permit the Borrower to develop and implement a business plan and financial strategy to improve its business operations and financial condition and (b) permit the Borrower to develop and implement a potential financial restructuring plan and strategy that would address, inter alia, repayment of the Notes.

         F. As of June 29, 2001, the outstanding principal amount of the Notes is $30,000,000.
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         G. In addition to the indebtedness described in the preceding recital, pursuant to the terms of the Note Agreement the Borrower is indebted to Prudential for certain fees, expenses and costs incurred by or on behalf of Prudential.

         H. The Notes, together with any other obligations of the Borrower to Prudential under the Loan Documents, are unconditionally guaranteed by the Guarantors.

         I. To secure payment of the Notes and the obligations under the Credit Agreement, including, without limitation, the indebtedness described in the foregoing recitals, the Borrower and each Guarantor has granted to the Collateral Agent, for the benefit of itself, the Bank and the holders of the Notes, a first-priority security interest in, without limitation, all of the Borrower's and such Guarantor's present and future accounts, documents, instruments, general intangibles, chattel paper, furniture, fixtures, machinery, equipment, inventory and all other assets of the Borrower and the Guarantors, including books and records relating thereto and all substitutions, replacements, additions, accessories, products and proceeds thereof, and including a pledge of corporate stock and deeds of trust or mortgages of real property, which security interest is a duly perfected first-priority security interest.

         J. Based upon the foregoing recitals, and without waiving any existing or future rights or remedies which the holders of the Notes may have against the Borrower or any Guarantor, Prudential is willing to amend the terms of the Note Agreement and to forbear from exercising remedies available to it at the present time, for a limited period of time, all under the terms and conditions expressly set forth herein.

                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.

                      DEFAULT AND RESTRUCTURING PROVISIONS

         1.1 AFFIRMATION OF RECITALS. The Borrower and the Guarantors hereby acknowledge and affirm the accuracy of the foregoing recitals.

         1.2 EXISTING DEFAULTS. The Borrower acknowledges the occurrence of the Existing Defaults and, but for the provisions of the Waiver Letter, the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Borrower acknowledges that, but for the waiver set forth in this Amendment, the Required Holder(s) have the right at any time to declare all the Notes to be immediately due and payable.



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         1.3 RESTRUCTURING CONDITIONS. Subject to strict compliance with the terms and conditions set forth herein, Prudential agrees to forbear from enforcing its rights and remedies based on the Existing Defaults while the Borrower and its consultants develop and implement their plan for improvement of the Borrower's business and financial condition, provided that (i) Prudential's waiver of the Existing Defaults shall be solely in accordance with the terms and conditions set forth herein and (ii) such agreement to forbear shall not create a waiver of the right of any holder of the Notes, upon the occurrence of a default hereunder or an Event of Default (other than the Existing Defaults) under the Loan Documents, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Note Agreement (as modified herein) and the other Loan Documents. Absent an earlier default hereunder or an Event of Default (other than the Existing Defaults) under the Note Documents, the period during which Prudential shall forbear is from the Second Amendment Effective Date through November 30, 2001 (the "Restructuring Period"). Prudential's forbearance shall be governed by and subject to the following terms and conditions:

                      a. The Borrower shall keep the holders of the Notes and
             their consultants apprised of the Borrower's business and financial operations and of any material discussions and negotiations (other than discussions or negotiations in the ordinary course of the Borrower's business) pertaining to lessors, vendors, suppliers, customers, other creditors, joint venture partners or potential purchasers of any business segments or significant assets of the Borrower. Reports on such matters shall be provided periodically and not less frequently than monthly.

                      b. Notwithstanding any prior practice, the Borrower shall
             strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. In addition to the reporting requirements set forth in paragraph 5A of the Note Agreement (as modified herein), (i) not later than Wednesday of each week during the Restructuring Period, the Borrower and its financial advisors will deliver to holders of the Notes, in form and detail satisfactory to the Required Holder(s), weekly updates to the detailed 13-week rolling cash flow forecast as required under
             Section 4.4 of this Amendment; (ii) not later than the twentieth
             (20th) day of each month during the Restructuring Period, the Borrower and its financial advisors will deliver to holders of the Notes, in form and detail satisfactory to the Required Holder(s),
             (x) a summary of agings of accounts payable and accounts receivable for the Borrower as of the end of the prior month, and (y) a duly-executed certificate showing compliance with respect to the cash flow restrictions set forth in subparagraph e below (with computations in reasonable detail); (iii) the Borrower shall, immediately upon receipt thereof, deliver to holders of the Notes copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Borrower or its Subsidiaries other than in the ordinary course of business; and (iv) the Company shall provide to the holders of the Notes, within five (5) business days following any request by the Required Holder(s), a current listing of correct names and addresses of account debtors (together with periodic updates to such listing upon requests by the Required Holder(s). If requested by the Required Holder(s), the Borrower shall promptly



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             provide detailed backup for the monthly summary of agings of accounts payable and accounts receivable.

                      c. The Borrower shall pay when due all amounts owed to the holders of the Notes under the Loan Documents.

                      d. All representations and warranties made by the Borrower under this Amendment shall be true and correct.

                      e. (i) There shall be no change having a Material Adverse
             Effect on the financial performance or condition of the Borrower as compared with the projections submitted to and approved by the holders of the Notes in the Accepted Forecast pursuant to Section
             4.4 of this Amendment.

                      (ii) For each "Measuring Period" (defined below) during
             the Restructuring Period, the actual cumulative "Net Cash Flow" (defined below) of the Borrower and its domestic Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected Cumulative Net Cash Flow for such Measuring Period as set forth in the Accepted Forecast, within a negative variance of $1,500,000 for each Measuring Period. The term "Net Cash Flow" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Borrower and its domestic Subsidiaries during the relevant period (excluding (a) any advance of loans under the Credit Agreement and (b) the amount of Net Cash Proceeds generated by any transaction and distributed to the Banks as required by the Credit Agreement or the holders of the Notes as required by the Note Agreement) compared to the consolidated aggregate cash disbursements of the Borrower and its domestic Subsidiaries during such period for operating expenses, taxes and debt service (but excluding principal repayments and interest payments to the Banks and to the holders of the Notes), all as shown on the reports required pursuant to Section 4.4 of this Amendment and prepared in a manner consistent with the presentation set forth in the Accepted Forecast. The cumulative Net Cash Flow of the Borrower and its domestic Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing July 1, 2001 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing July 1, 2001 and ending July 31, 2001, the second Measuring Period shall be a two-month period commencing July 1, 2001 and ending August 31, 2001, etc.).

                      (iii) The Borrower shall not, absent the prior written
             consent of the Required Holder(s), (a) disburse any funds for purposes other than those set forth in the Accepted Forecast or (b) disburse any funds in an amount that would cause a violation of the net cash flow restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.



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                      f. The Borrower will not permit the Consolidated EBITDA of the Borrower and its Subsidiaries (less the sum of (w) the fee required under subparagraph s below, (x) any fee required under the amendment referenced in Section 5.10(g) hereof, (y) any fees and disbursements of professionals retained by the holders of the Notes for which the Borrower is responsible to reimburse the holders of the Notes or any fees and disbursements of professionals retained by the Bank Agent or the Banks for which the Borrower is responsible to reimburse the Bank Agent or the Banks and (z) any fees and disbursements incurred by the Borrower during the Restructuring Period, up to a maximum of $500,000, to any lawyer or consultant referenced in subparagraph p below) to be less than (i) $6,687,000 for the four consecutive fiscal quarters ending June 30, 2001, (ii) $8,628,000 for the four consecutive fiscal quarters ending September 30, 2001, (iii) $8,860,000 for the four consecutive fiscal quarters ending December 31, 2001, or (iv) $14,598,000 for the four consecutive fiscal quarters ending March 31, 2002.

                      g. No action or proceeding shall be commenced against the
             Borrower that would, if adversely determined, cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrower's business improvement plan. With respect to those actions or proceedings currently pending (as listed on Schedule 1.3g hereof), there shall be no event that would cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrower's business improvement plan.

                      h. Absent prior approval on behalf of the Required
             Holder(s), the Borrower shall not (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

                      i. The holders of the Notes or their representatives or
             consultants shall be permitted to conduct field examinations of the Borrower and its Subsidiaries and audits of any collateral securing the obligations of the Borrower to the holders of the Notes. The Borrower acknowledges that a field examination may be undertaken on behalf of the holders of the Notes contemporaneously with the execution of this Amendment; the results of such field examination must be acceptable to the holders of the Notes in the exercise of their sole and absolute



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             discretion. The Borrower shall compensate the holders of the Notes for such audits in accordance with such holders schedule of fees, as applicable, and as such schedules may be amended from time to time. The foregoing permission to conduct audits shall not restrict or impair the right of the holders of the Notes to inspect the collateral and any records pertaining thereto at such times and at such intervals as the holders of the Notes may require. Further, the Borrower acknowledges and agrees that the holders of the Notes, reserve the right to engage the services of one or more appraisers to evaluate the properties of the Borrower and its Subsidiaries. The Borrower acknowledges its responsibility to reimburse the holders for the fees and disbursements incurred by such parties in connection with such engagements.

                      j. Neither the Borrower nor any of its Subsidiaries shall
             take any action or fail to take any action within its reasonable control that would cause a material adverse change in the ability of the Borrower and its Subsidiaries to obtain supplies or other assets to continue their operations. Upon the occurrence of any event not within the reasonable control of the Borrower or its Subsidiaries that would cause a material adverse change in the ability of the Borrower and its Subsidiaries to obtain supplies or other assets to continue their operations, the Borrower shall immediately initiate and diligently complete such actions as may be necessary to avoid any impairment or delay in the operations of the Borrower and its Subsidiaries.

                      k. Notwithstanding anything in the Note Agreement to the
             contrary (including without limitation the provisions of paragraph 6B(2) of the Note Agreement), during the Restructuring Period, absent the prior written consent of the Required Holder(s), the Borrower shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt other than Debt as permitted under subsections 6.11(i), (ii),
             (iii), (iv), (v), (vii) and (viii) of the Credit Agreement, as the Credit Agreement is in effect on the Amendment Effective Date (with respect to clause (vii), only to the extent that such Debt is in existence immediately prior to the Amendment Effective Date as described in Schedule 1.3k, provided that no increase in the amount thereof shall be permitted).

                      l. Notwithstanding anything in the Note Agreement to the
             contrary (including, without the provisions of paragraph 6B(1) of the Note Agreement), during the Restructuring Period, absent the prior written consent of the Required Holder(s), the Borrower shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any Lien other than Liens as permitted under clauses (i) through (vii) of paragraph 6B(1) of the Note Agreement.

                      m. Notwithstanding anything in the Note Agreement to the
             contrary (including without limitation the provisions of paragraphs 6B(4) and 6B(5) the Note Agreement), during the Restructuring Period, neither the Borrower nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease,



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             conveyance, transfer or other disposition of any of its assets, except for (i) sales of inventory in the ordinary course of business, (ii) the disposition in the ordinary course of business of assets no longer required for business operations, provided that such assets shall not have a value exceeding $10,000 per item and $100,000 in the aggregate on a cumulative basis during the Restructuring Period, or (iii) the disposition of other assets under terms approved by the Required Holder(s) as evidenced by the prior written consent of the Required Holder(s).

                      n. Notwithstanding anything in the Note Agreement to the
             contrary (including without limitation the provisions of paragraphs 6B(3), 6B(4) and 6C of the Note Agreement), during the Restructuring Period, absent the consent of the Required Holder(s), neither the Borrower nor any of its Subsidiaries shall agree to or consummate, or make or suffer to exist, any Investment or Acquisition, or extend credit to any other Person, or extend any credit to any other Person, or enter into any merger or consolidation, or enter into any similar business arrangement or combination, except for Investments described in clause (i), (iii),
             (iv), (v), (vi), (vii), (viii), (ix) and (x) of the definition of Permitted Investments and Investments in existence immediately prior to the Amendment Effective Date.

                      o. Notwithstanding anything in the Note Agreement to the
             contrary, during the Restructuring Period neither the Borrower nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Borrower or any of its Subsidiaries, or otherwise enter into any similar transaction (provided that the Borrower may continue to implement intercompany transactions with its Wholly-Owned Subsidiaries consistent with past practice), nor shall the Borrower or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

                      p. Not later than July 13, 2001, the Borrower shall
             engage, and shall continue to engage for at least the duration of the Restructuring Period, at the Borrower's sole cost and expense, one or more financial consultants acceptable to the Required Holder(s). The scope of the engagement of any financial consultants shall be acceptable to the Required Holder(s).

                      q. Notwithstanding anything in the Note Agreement to the
             contrary (including without limitation the provisions of paragraph 6B(3) of the Note Agreement), during the Restructuring Period, absent the prior written consent of the Required Holder(s), the Borrower shall not, and shall not permit or cause any of its Subsidiaries to, declare or pay any Restricted Payments.

                      r. During the Restructuring Period, neither the Borrower
             nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Holder(s). The preceding sentence shall not limit the right of the Borrower or its Subsidiaries to pay any bonus (i) required under any written employment agreement, incentive plan or similar



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             "guaranteed" bonus plan in existence immediately prior to the
             Second Amendment Effective Date or (ii) negotiated as part of a recruitment "signing bonus" consistent with past practice. Upon request, the Borrower shall deliver to holders of the Notes copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

                      s. Upon execution of this Amendment, the Borrower shall
             pay to Prudential, an amendment fee in the amount of $110,000.

                      t. Notwithstanding anything in the Note Agreement to the
             contrary, the Borrower shall not, and shall not permit any Subsidiary to, make any Capital Expenditures that exceed in the aggregate for the Borrower and its Subsidiaries $1,750,000 during the fiscal year ending March 31, 2002.

                      u. There shall be no other Event of Default or Default
             under the Note Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the effective date hereof).

Notwithstanding the provisions of this Section 1.3, the Notes shall be due and payable on demand in the discretion of the Required Holder(s) upon expiration or termination of the Restructuring Period as provided in Section 1.10 hereof or any failure of any one or more of the conditions set forth in this Section 1.3. Further, any failure of any one or more of the conditions set forth in this
Section 1.3 shall constitute an Event of Default under the Loan Documents (without the necessity of any notice or cure period).

         1.4 NO COURSE OF DEALING; REVIEW OF THE BORROWER'S BUSINESS PLAN. The Borrower and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Borrower and the holders of the Notes prior to the date hereof, the holders of the Notes shall have no obligation to forbear from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Borrower and the Guarantors agree that the holders of the Notes shall not be obligated or expected to provide any credit references on behalf of the Borrower, and any inquiries in this regard may be referred back to the Borrower or its advisors. The holders of the Notes shall be under no obligation whatsoever to consent to the Borrower's updated and revised business plan as the same may be further revised from time to time, and instead such holder's consideration of the Borrowers' updated and revised business plan shall be undertaken by such holders in its sole and absolute discretion. The holder's consideration of the Borrower's updated and revised business plan shall be without prejudice to (i) the possibility that the holders of the Notes may conclude that such business plan, as further revised from time to time, does not adequately address the Borrower's defaults under the Loan Documents and/or the potential erosion of collateral supporting the Borrower's indebtedness under the Notes, or (ii) the right of the holders of the Notes, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

         1.5 DOMINION OF FUNDS; TRANSFER OF ACCOUNTS; CASH MANAGEMENT SERVICES.
(a) The Borrower shall enter into a dominion of funds arrangement with the Collateral Agent and shall



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execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements or blocked account agreements, which shall be in form and substance satisfactory to the Required Holder(s). Such dominion of funds arrangement will be implemented at such time as the Collateral Agent may direct.

             (b) With respect to any domestic bank account maintained on behalf of the Borrower or its Subsidiaries at any financial institution other than the Collateral Agent, the Borrower or such Subsidiary shall, not later than July 13, 2001, close such accounts and maintain its banking accounts with the Collateral Agent or one of the Banks, unless the Required Holder(s) shall otherwise consent in writing. Branch facilities of the Borrower or its Subsidiaries shall be permitted to maintain existing imprest cash accounts, with balances not to exceed $10,000 per account, at other financial institutions. Such accounts, together with the purpose of each account, are listed on Schedule 1.5.

             (c) The Borrower shall, promptly upon request by Prudential, implement a cash management system acceptable to the Required Holder(s).

         1.6 COOPERATION WITH THE HOLDERS AND THEIR FINANCIAL CONSULTANTS. The Borrower agrees that it will make all of its records available to the holders of the Notes and any financial consultant retained by them and will make all of its personnel available to the holders of the Notes and such consultants during normal business hours for inquiry as to its business, financial condition and prospects, and that it will otherwise fully cooperate with the holders of the Notes and their financial consultants in assisting the holders of the Notes to conduct such analyses as they may wish to make of the Borrower and its financial condition.

         1.7 DEFAULTS. In addition to any events of default specified in the Loan Documents, the following shall constitute an Event of Default under this Amendment and under the Loan Documents:

         a. The Borrower or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment;

         b. Any representation or warranty of Borrower or Guarantors contained in this Amendment shall be untrue in any material respect when made or shall, during the term of this Amendment, become impaired, untrue or misleading;

         c. With the exception of the Existing Defaults as of the date hereof, the occurrence of any new or further violation of the sections of the Note Agreement implicated by any of the Existing Defaults;

         d. The occurrence of any default under the Credit Agreement; or

         e. Any further change having a Material Adverse Effect shall occur in business, properties, operations or condition (financial or otherwise) of the Borrower or any Guarantor.



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         1.8 EXPIRATION; NO FURTHER EXTENSION IMPLIED. The Borrower and the
Guarantors acknowledge that the holders of the Notes have no obligation to extend the term of the Restructuring Period, or forbear from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the holders' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond November 30, 2001. Furthermore, no future agreement by the holders of the Notes to continue to extend the term of the Restructuring Period beyond November 30, 2001 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the holders of the Notes. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

         1.9 BUSINESS AND FINANCIAL CONSULTANT. Prudential acknowledges that the Borrower's agreement to retain a financial consultant acceptable to the Required Holder(s) ("Consultant") has materially contributed to the willingness of Prudential to enter into this Amendment. The Borrower agrees to promptly provide to the holders of the Notes all financial reports, projections and other information as may be provided to it by Consultant or as may be provided to Consultant by the Borrower, and agrees to cause Consultant to prepare and deliver to the holders of the Notes such other reports and information concerning the business and financial condition of the Borrower as the holders of the Notes shall from time to time request. The Borrower acknowledges and agrees that the holders of the Notes, their consultants and counsel shall have direct access to Consultant, and Consultant is authorized to discuss information related to the Borrower with the holders of the Notes or their consultants or counsel.

         1.10 REMEDIES UPON DEFAULT OR TERMINATION. The Restructuring Period shall expire automatically upon the earlier to occur of (a) a further an Event of Default or a default under this Amendment or any document or agreement comprising the Loan Documents, and without notice or an opportunity to cure such Event of Default or default under this Amendment, or (b) November 30, 2001 in the absence of a further written agreement among the Borrower and the holders of the Notes pertaining to the repayment of the Borrower's obligations. Upon the expiration of the Restructuring Period and in the absence of (i) a further written agreement among the Borrower and the holders of the Notes pertaining to the repayment of the Borrower's obligations or (ii) the Borrower then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as expressly provided in Section 5.3 of this Amendment), upon the election of the Required Holder(s) but without further notice, all of the Notes shall be immediately due and payable (to the extent not already due and payable), all undertakings of Prudential hereunder, including without limitation the Prudential's forbearance, shall terminate without notice to the Borrower and without the requirement of any further action by or on behalf of the holders of the Notes, the waiver of the Existing Defaults as set forth herein shall be deemed rescinded ab initio, and Prudential shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of Prudential shall be cumulative and not exclusive, and Prudential shall be entitled to pursue one or



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more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

         1.11 RESERVATION OF RIGHTS; NO WAIVER BY CONDUCT. This Amendment grants a limited forbearance until November 30, 2001 only, or until an earlier Event of Default, upon the terms and conditions set forth in this Amendment. Excepting only the waiver of the Existing Defaults as set forth herein, nothing herein shall be deemed to constitute a waiver of any new Defaults or Event of Default of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the holders of the Notes under any of the documents referred to herein or applicable law. Further, the holders of the Notes shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the holders of the Notes may have against the Borrower or the Guarantors. No waiver of the rights or any condition of this Amendment and/or any other document by the holders of the Notes shall be effective unless the same shall be contained in a writing signed by authorized representatives of the holders of the Notes in the manner required by paragraph 11C of the Note Agreement. No course of dealing on the part of any holder of a Note, nor any delay or failure on the part of any holder of a Note in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

         1.12 SURVIVAL. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Borrower or any Guarantor under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.


                                   ARTICLE 2.

                                   AMENDMENTS

         Effective as of the Amendment Effective Date, the Note Agreement shall be amended as follows:

         2.1 Paragraph 1 of the Note Agreement is amended, effective as of April 15, 2001, by changing words "the rate of 7.60% per annum" set forth therein to "a rate per annum equal to 10.60% plus the Applicable Margin".

         2.2 Paragraph 4A of the Note Agreement is amended in its entirety to read as follows:

             "4A Scheduled Required Prepayments. Until the Notes shall be prepaid in full, the Company shall prepay, without Yield-Maintenance Amount, the sum of (i) $857,142.85 on the 15th day of each month, commencing on February 15, 2002 and continuing to and including June 15, 2002, and (ii) $383,795.31 on the 15th day of each month, commencing July 15, 2002 and continuing to and including December 15, 2007, in each case together with accrued and unpaid interest thereon, and such principal amounts of the Notes shall become due on such prepayment dates. Any unpaid principal balance of the Notes, together with any accrued and unpaid interest thereon, shall become due on January 15, 2008, the maturity date of the Notes. Interest on the Notes at the rate described in the Notes for each day on which the principal amount thereunder is outstanding shall be paid monthly on the 15th day of July, 2001, and continuing on the 15th day of each month thereafter until the Notes have been paid in full."

         2.3 Paragraph 5A of the Note Agreement is amended to insert the following subparagraph (vi) thereto:

                      "(vi) As soon as available and in any event within thirty
         (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail acceptable to the Required Holder(s), setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the most recent budget and forecast delivered to the holders of the Notes pursuant to
         Section 4.4 of that certain Amendment to Note Agreement dated as of June 29, 2001, and together with a duly executed compliance certificate in the form of Exhibit E;"

         2.4 Paragraphs 6A(2), 6A(3) and 6A(4) of the Note Agreement are amended in their entirety to read as follows:

             "6A(2) Interest Coverage Ratio. The Interest Coverage Ratio to be less than (i) 0.64 to 1.00 at the end of the fiscal quarter ending June 30, 2001, (ii) 0.83 to 1.00 at the end of the fiscal quarter ending September 30, 2001, (iii) 0.79 to 1.00 at the end of the fiscal quarter ending December 31, 2001, (iv) 1.65 to 1.00 at the end of the fiscal quarter ending March 31, 2002, or (v) 2.00 to 1.00 at the end of any fiscal quarter ending after March 31, 2002.

             6A(3) Debt Coverage Ratio. The Debt Coverage to exceed (i) 9.82 to
         1.0 at any time on or before June 30, 2001, (ii) 8.12 to 1.0 at any time after June 30, 2001 and on or before September 30, 2001, (iii)
         7.83 to 1.0 at any time after September 30, 2001 and on or before December 31, 2001, (iv) 4.08 to 1.0 at any time after December 31, 2001 and on or before March 31, 2002, (vi) 4.19 to 1.00 at any time after March 31, 2002 and on or before June 30, 2002, (vii) 4.14 to 1.0 at any time after June 30, 2002 and on or before September 30, 2002, (viii)
         3.73 to 1.00 at any time after September 30, 2002 and on or before December 31, 2002, or (ix) 3.25 to 1.00 at any time after December 31, 2002.

             6A(4) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio determined as of any fiscal quarter to be less than (i) 0.75 to 1.0 for the quarter ending June 30, 2001, (ii) 0.87 to 1.0 for the quarter ending September 30, 2001, (iii) 0.85 to 1.0 for the quarter ending December 31, 2001,
         (iv) 1.18 to 1.0 for the quarter ending March 31, 2002, (v) 1.10 to
         1.00 for the quarter ending June 30, 2002, (vi) 1.05 to 1.00 for the quarter ending September 30, 2002, (vii) 1.00 to 1.00 for the quarter ending December 31, 2002, (viii) 1.05 to 1.00 for the fiscal quarter ending March 31, 2003, (ix) 1.25 to 1.00 for any of the fiscal quarters ending June 30, 2003, September 30, 2003 or December 31, 2003, (x) 1.30 to 1.00 for any of the fiscal quarters ending March 31, 2004, June 30, 2004, September 30, 2004 or December 31, 2004, or (xi) 1.50 to 1.00 for
         any fiscal quarter ending after December 31, 2004.

         2.5 A new definition of "Amendment Effective Date" is added to paragraph 10B of the Note Agreement in appropriate alphabetical order, reading as follows:

             "AMENDMENT EFFECTIVE DATE" shall mean June 29, 2001.

         2.6 A new definition of "Applicable Margin" is added to paragraph 10B of the Note Agreement as of April 15, 2001 in appropriate alphabetical order, reading as follows:

             "APPLICABLE MARGIN" shall mean 0.75%; provided, however, that if
         (a) the Debt Coverage as of the last day of any month is less than 4.0 to 1.0 and the Company shall have timely delivered all financial statements due for all fiscal periods ending with such month pursuant to paragraph 5A, then the Applicable Martin for such month shall be zero.

         2.7 A new definition of "Material Adverse Effect" is added to paragraph 10B of the Note Agreement in the appropriate alphabetical order, reading as follows:

             "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
         (i) the business, property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement, the Notes or any Collateral Document, or (iii) the validity or enforceability of any of this Agreement, the Notes, any Collateral Document or any Guaranty or the rights or remedies of the holders of the Notes or the Collateral Agent thereunder."

         2.8 Exhibit A to the Note Agreement and each of the outstanding Notes is amended and restated in its entirety effective as of April 15, 2001 to read as set forth on Exhibit A attached hereto.

         2.9 Section 1.8 of the October 18, 2000 letter agreement amending the Note Agreement is deleted effective for each fiscal quarter ending on or after July 15, 2001.

                                   ARTICLE 3.

                                 REPRESENTATIONS

         The Borrower represents and warrants to Prudential that:

         3.1 The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention with any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of the terms of its Articles of Incorporation or By-laws, or any contract or undertaking to which it is a party or by which it or its property is or may be bound.

         3.2 This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

         3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

         3.4 After giving effect to the amendments herein contained, the representations and warranties contained in paragraph 8 of the Note Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.


                                   ARTICLE 4.

                      ADDITIONAL COVENANTS OF THE BORROWERS

         The Borrower shall:

         4.1 Promptly perform and observe, and cause each Guarantor to perform and observe, its respective obligations set forth in this Amendment.

         4.2 Cause each of the Guarantors to execute the Consent and Agreement at the end of this Amendment.

         4.3 Not later than July 27, 2001, prepare and deliver to the holders of the Notes a detailed business plan (which may consist of updates and revisions to the plan submitted to Prudential in May, 2001), viability analysis and financial strategy to improve the Borrower's business operations and financial condition, which plan and strategy shall address, inter alia, repayment of the Notes.

         4.4 Not later than July 27, 2001, prepare and deliver to the holders of the Notes an updated and detailed budget forecast for the remainder of the Restructuring Period, including financial and cash flow projections based upon Borrower's business improvement plan, and such budget forecast and projections shall be acceptable to the Required Holder(s) (upon such acceptance, such budget forecast and projections shall be referred to as the "Accepted Forecast"). The cash flow projections shall be based on a rolling thirteen (13) week period for the remainder of the year 2001 and on a monthly basis thereafter. Projected capital expenditures shall be shown in the projections as a separate line item. Not later than Wednesday of each week (commencing August 1, 2001), the Borrower shall update all applicable line items of the Accepted Forecast and cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the holders of the Notes such update and a report of any variances between actual results and the Accepted Forecast originally approved by the Required Holder(s).

         4.5 Promptly deliver to the holders of the Notes such information as has previously been requested in writing by any holder's financial consultant.

         4.6 To the extent requested by the Required Holder(s) and to the extent not cost prohibitive (as determined by the Required Holder(s)), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to execute and deliver to the Required Holder(s) one or more guarantees (in form and substance satisfactory to the Required Holder(s)) of the Notes.

         4.7 To the extent requested by the Required Holder(s) and to the extent not cost prohibitive (as determined by the Required Holder(s)), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to complete the execution and delivery of the Collateral Documents as required by the Required Holder(s).

         4.8 Upon request by the Required Holder(s), promptly complete all matters required by the Required Holder(s) for full implementation of the dominion of funds arrangement between the Borrower and the Collateral Agent and otherwise cooperate with the implementation of such arrangement.

         4.9 Promptly execute and deliver, and cause each Guarantor to execute and deliver, such other documents as the Required Holder(s) may reasonably request.

                                   ARTICLE 5.

                                 MISCELLANEOUS.

         5.1 CROSS REFERENCES. References in the Note Agreement or in any note, certificate, instrument or other document to the "Note Agreement" shall be deemed to be references to the Note Agreement as amended hereby and as further amended from time to time.

         5.2 EXPENSES AND COSTS. The Borrower agrees to pay and to save the holders of the Notes harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of any such holder arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Schiff Hardin & Waite, special counsel to Prudential, and Jay Alix & Associates, Inc., consultant to the counsel to the Collateral Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the holders of the Notes or their consultants, (b) the fees and expenses of counsel for the holders of the Notes for the work performed as a result of the Borrower's defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by any holder of the Notes, including attorneys' fees, in any way arising from or in connection with any action taken by such holder to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of the Borrower or any Guarantor under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of the Borrower or Guarantor or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by the Borrower, any Guarantor or any third party against any such holder arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the obligations owing under the Note Agreement, and shall be secured by all of the collateral described in the Collateral Documents. The rights and remedies of the holders contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Note Agreement, the Collateral Documents and as otherwise provided by law.

         5.3 WAIVER OF EXISTING DEFAULTS. The Borrower has requested that Prudential waive the Existing Defaults subject to the terms and conditions set forth herein. Pursuant to such request, Prudential hereby waives the Existing Defaults for the period prior to the effectiveness of this Amendment and, so long as there is no occurrence of a new Event of Default (for purposes hereof, a new Event of Default includes a new or further violation of any of the sections of the Note Agreement implicated in any of the Existing Defaults), for the remainder of the Restructuring Period. Such waiver shall not extend to any period of time after the Restructuring Period except to the extent expressly provided in a further written agreement among the Borrower and the holders of the Notes, provided that such waiver shall automatically survive the expiration of the Restructuring Period if the Borrower is then in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as set forth in this Section 5.3). The Borrower acknowledges and agrees that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver (a) shall not modify or waive any other term, covenant or agreement contained in any of the Loan Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which any holder of a Note now have or may have under this Amendment, the Note Agreement (as modified hereby) or the other Loan Documents.

         5.4 RELEASE. The Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against any holder of a Note, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrower under the Notes. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release each holder of a Note, its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Note Agreement or the business relationship among the Borrower, the Guarantors and the holders of the Notes.

         5.5 PERFORMANCE BY HOLDERS; NO AGENCY; BORROWER REMAINS IN CONTROL. The Borrower and each Guarantor acknowledges and agrees that Prudential has fully performed all of its obligations under the Note Agreement and all documents executed in connection with the Note Agreement, and that all actions taken by Prudential are reasonable and appropriate under the circumstances and within its rights under the Note Agreement and all other documents executed in connection therewith and otherwise available. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature among the Borrower and the holders of the Notes. The Borrower, the Guarantors and Prudential agree that notwithstanding the provisions of this Amendment, the Borrower remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

         5.6 ENTIRE AGREEMENT; SEVERABILITY. The Note Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

         5.7 NO OTHER PROMISES OR INDUCEMENTS. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. The Borrower and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by the Borrower or Guarantor and have been fully and unconditionally consented to by the Borrower or Guarantor, and that the Borrower or Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by the Borrower and Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, the Borrower and Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Borrower has been actual and adequate.

         5.8 SUFFICIENCY OF RESTRUCTURING PERIOD. The Borrower represents that:
(a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Required Holder(s) of such proceeding; and (b) the Restructuring Period and forbearance allowed by this Amendment are sufficient for the Borrower to accomplish the commitments it has undertaken in this Amendment.

         5.9 RATIFICATION. The Borrower agrees that the Note Agreement, the Collateral Documents and all other documents and agreements executed by the Borrower or the Guarantors in connection with the Note Agreement in favor of the holders of the Notes or the Collateral Agent are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing.

         5.10 COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment. This Amendment shall become effective as of June 29, 2001 when each of the following has been satisfied:

         (a) Receipt by Prudential of counterparts of this Amendment duly executed by the Borrower and Prudential, counterparts of the Consent and Agreement annexed hereto duly executed by each Guarantor, and an amended and restated Note in the form of Exhibit A annexed hereto duly executed by the Borrower.

         (b) Payment of the amendment fee required under this Amendment.

         (c) Receipt by Prudential of copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Collateral Documents to be executed in connection herewith to which such Borrower or such Guarantor, as applicable, is a party.

         (d) Receipt by Prudential of an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Guarantor authorized to sign this Amendment and all Collateral Documents to be executed in connection herewith to which the Borrower and each Guarantor is a party, upon which certificate Prudential shall be entitled to rely until informed of any change in writing by the Borrower and such Guarantor.

         (e) Receipt by Prudential of a written opinion of the general counsel of the Borrower and the Guarantors, addressed to Prudential and in form and substance satisfactory to Prudential.

         (f) Receipt by Prudential of executed copies of all Collateral Documents and other documents in connection therewith requested by Prudential, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by Prudential, provided that certain items may be delivered within 30 days of the date hereof pursuant to the terms of any post closing letter agreement approved by Prudential.

         (g) The Borrower and CSI Coating Systems, Inc. and the Banks shall have executed an amendment to the Credit Agreement, which amendment shall be satisfactory in form and substance to Prudential.

         (h) Prudential and the Banks shall have executed an amendment to the Intercreditor Agreement, which amendment shall be satisfactory in form and substance to Prudential.

         (i) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by Prudential, including without limitation a solvency certificate of the Borrower, and such evidence of the perfection and priority of all liens and security interests as required by Prudential, all of which shall be satisfactory to Prudential and its counsel to the extent required by Prudential.

         5.11 OTHER DOCUMENTS. The Borrower and each Guarantor agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by any holder of a Note to carry out the intent of and/or to implement this Amendment.

         5.12 GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

         5.13 MISCELLANEOUS. This Amendment is made for the sole benefit and protection of the Borrower and Prudential and their respective successors and permitted assigns (provided that the Borrower shall not be permitted, absent the prior written consent of all of the holders of the Notes, to assign any of their respective rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Borrower's obligations hereunder.

         5.14 CONSTRUCTION. This Amendment shall not be construed more strictly against the holders of the Notes merely by virtue of the fact that the same has been prepared by Prudential or its counsel, it being recognized that the Borrower, the Guarantors and Prudential have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

         5.15 HEADINGS. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.


                             [Signatures next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

                             CORRPRO COMPANIES, INC.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Executive Vice President
                                    --------------------------------------------




                             THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                             By:    /s/ William Engelking
                                    --------------------------------------------
                             Title: Vice President
                                    --------------------------------------------

                       CONSENT AND AGREEMENT OF GUARANTORS

         As of the date and year first above written, each of the undersigned hereby:

         (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby and agrees to all terms and provisions of the above Amendment applicable to it;

         (b) agrees that each Guaranty, Collateral Document and all other agreements executed by any of the undersigned in connection with the Note Agreement or otherwise in favor of the holders of the Notes (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim or defense with respect to any Guarantor Document; and

         (c) acknowledges that its consent and agreement hereto is a condition to Prudential's obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.

                             GOOD-ALL ELECTRIC, INC.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------




                             BASS SOFTWARE, INC.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------




                             CATHODIC PROTECTION SERVICES COMPANY



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------




                             OCEAN CITY RESEARCH CORP.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------

                             CCFC, INC.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------




                             ROHRBACK COSASCO SYSTEMS, INC.



                             By:    /s/ Kurt R. Packer
                                    --------------------------------------------

                             Title: Vice President
                                    --------------------------------------------

                                                                       EXHIBIT A
                                                                       ---------



                             CORRPRO COMPANIES, INC.

              AMENDED AND RESTATED SENIOR NOTE DUE JANUARY 15, 2008


No. 1998 A-2                                                   April 15, 2001
$30,000,000                                                    Chicago, Illinois


         FOR VALUE RECEIVED, the undersigned, CORRPRO COMPANIES, INC., (herein called the "Company"), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to The Prudential Insurance Company of America, or registered assigns, the principal sum of THIRTY MILLION DOLLARS ($30,000,000) on January 15, 2008, with interest (computed on the basis of a 360-day year--30-day month) (a) on the unpaid balance thereof at a rate per annum equal to 10.60% plus the Applicable Margin (as defined in the Note Purchase Agreement referred to below) from the date hereof, payable on the 15th day of each month in each year, commencing on July 15, 2001, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 12.60% plus the Applicable Rate or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

         Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is issued pursuant to the Note Purchase Agreement, dated as of January 21, 1998, as amended (herein called the "Agreement"), between the Company, on the one hand, and The Prudential Insurance Company of America, on the other hand, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or from time to time in part, in certain cases without Yield-Maintenance Amount and in other cases with the Yield-Maintenance Amount specified in the Agreement.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly execute, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.



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

         In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

         This Note is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the internal law of such State.

         This Note (i) merely re-evidences the indebtedness previously evidenced by the Company's 7.60% Senior Note due January 15, 2008 (the "Existing Note"),
(ii) is given in exchange for, and not as payment of, the Existing Note, and
(iii) is in no way intended to constitute a novation of the Existing Note.

                             CORRPRO COMPANIES, INC.



                             By:
                                    --------------------------------------------
                             Title:
                                    --------------------------------------------



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